Exhibit 3.12

CERTIFICATE OF MERGER

of

BEACON ACQUISITION CORP.

a Delaware Corporation

with and into

BRIM HOLDING COMPANY, INC.

a Delaware Corporation

Pursuant to the provisions of Title 8, Section 251 of the General Corporation Law of the State of Delaware, Brim Holding Company, Inc., a Delaware corporation (the “Surviving Corporation”), in connection with the merger of Beacon Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into the Surviving Corporation (the “Merger”), does hereby certify the following:

FIRST: The name and state of incorporation of each of the constituent corporations of the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Beacon Acquisition Corp.	Delaware

Brim Holding Company, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated September 10, 2010, by and among the Surviving Corporation, Merger Sub, IASIS Healthcare LLC, a Delaware limited liability company, AHP-Brim Acquisition Company, LLC and Brim Healthcare, Inc., a corporation formed under the laws of the State of Oregon and HealthTech Solutions Group, LLC, a Delaware limited liability company, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the Surviving Corporation of the Merger is “Brim Holding Company, Inc.” which will continue its existence as the Surviving Corporation under its present name upon the effective date of the Merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

FOURTH: As of the effective time of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit A attached hereto.

FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, the address of which is c/o IASIS Healthcare Corporation, 117 Seaboard Lane, Building E, Franklin, Tennessee 37067.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SEVENTH: This Certificate of Merger shall become effective at 12:01 a.m. on October 1, 2010.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Certificate of Merger is hereby executed on behalf of the Surviving Corporation by its duly authorized officer this 30th day of September, 2010.

BRIM HOLDING COMPANY, INC., a Delaware corporation

By:	/s/ Phillip J. Mazzuca
Name:	Phillip J. Mazzuca
Title:	President and Chief Executive Officer

Certificate of Merger

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRIM HOLDING COMPANY, INC.

ARTICLE I

The name of the Corporation is Brim Holding Company, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is CT Corporation, 1209 Orange Street, Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of Common Stock, par value 0.01 dollars ($0.01) per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation shall be authorized to make, alter, or repeal the Bylaws of the Corporation.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Unless and to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

(A) The Corporation shall indemnify every Corporation agent as defined in, and to the full extent permitted by, Section 145 of the DGCL, and to the full extent otherwise permitted by law.

(B) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the filing of the Certificate of Incorporation of which this Article VII is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification, eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

The Corporation shall not be governed by Section 203 of the DGCL.